UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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MYERS INDUSTRIES, INC.

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April 14, 2015

Dear Fellow Shareholder:

The Myers Industries Board of Directors has nominated nine strong, highly qualified candidates for election to the Board. They bring extensive expertise in areas that are critical to the successful execution of the strategy of the business, including polymer manufacturing, industrial operations, finance and accounting, sales and marketing, distribution, strategic planning, compensation, and mergers and acquisitions. Under their leadership, the Board has returned $135.5 million to shareholders in the last four years. In addition, the Board has delivered 119% TSR over the past 5 years.

We strongly urge all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on April 24, 2015. Please vote TODAY by telephone, via the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to discard any Blue proxy card you may receive from GAMCO Asset Management Inc. (“GAMCO”), which is seeking to replace three members of your Board with its own representatives.

GAMCO cites numerous misguided concerns in its proxy statement as reasons for seeking to replace three directors:

•	The Board has followed a balanced capital allocation approach, and this capital allocation discipline has allowed the Company to transform its business and maintain a strong financial profile, all while returning significant capital to shareholders through dividends and share repurchases. In fact, the Board formed a Capital Allocation Committee chaired by Mr. Lee, a GAMCO nominee who was first elected to the Board in 2013. The recommendations made by this Committee regarding capital allocation were unanimous and were followed by the Board.

•	The Company’s non-employee director compensation is below the market median compared to a comparable group of companies based on a 2014 assessment conducted by an independent compensation advisor. Director compensation had not been increased since 2012 and lagged behind comparable companies. On the recommendation of the independent compensation advisor, the Board approved an increase in non-employee director compensation, effective for the 2015-2016 Board term to bring director compensation in line with the market median and to stay competitive.

•	The Company’s Stock Ownership Guidelines require the non-employee directors to hold five times the annual cash Board retainer in Myers’ common stock. Thus, the increase in director compensation mentioned above will also result in the independent directors owning more stock in the Company. These Stock Ownership Guidelines are robust and consistent with best corporate governance practices.

•	The Board strives to ensure that the Board is comprised of the most qualified individuals and that the historical knowledge of the business and operations of the Company is preserved, utilized and transitioned in an orderly succession process. In 2013, the Company increased the size of the Board and included a GAMCO nominee, Daniel Lee, on the Board. Mr. Lee resigned from the Board in March 2015 after being informed that he would not be re-nominated for election at the 2015 Annual Meeting. During Mr. Lee’s tenure on the Board, his background in casino management and personal consumer markets did not provide meaningful insight into the Company’s business operations or risks. The Board was also concerned that displacing three highly qualified directors with diverse experience and expertise with three more of GAMCO’s “financial engineers” would lead to GAMCO controlling 40% of the Board seats (if all were elected) and not appropriately representing the interests of all of our shareholders.

•	On March 16, 2015, the Company filed a notice with the SEC that it would need additional time to file its Form 10-K for the year ended December 31, 2014 due to an investigation into some accounting errors at its Brazil location. This filing can be found on the Company’s web site through its Investor Relations page. On March 31, 2015, immediately upon completion of the investigation, the Company issued a press release with revised financial results, information regarding the results of the investigation, and information on two material weaknesses in internal control pertaining to its Brazilian operations. GAMCO’s claim that the March 31st press release was issued in response to GAMCO informing Myers of a lack of disclosure is inaccurate. The Company issued a press release as soon as the investigation was complete so that it could fully inform the shareholders of the results of the investigation. In addition, 2014 bonus payments were reduced to reflect the adjustments required as a result of the investigation. The press release also noted that a thorough remediation plan addressing the internal control weaknesses is being put in place and will be monitored by the Audit Committee.

We urge you to support your Board’s nominees. We strongly urge all shareholders vote FOR all the nominees listed in Proposal 1, FOR Proposals 2-4, and AGAINST Proposal 5 by using the WHITE proxy card to vote. Please do not vote using any Blue proxy card you may receive from GAMCO, as doing so will revoke any prior vote you submitted. We urge you to simply discard any Blue proxy card you may receive.

Your vote is important, no matter how many or how few shares you own. Please take the time to vote your shares TODAY—by telephone, via the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Very truly yours,

John C. Orr President and Chief Executive Officer	Richard P. Johnston Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT!

Remember, you can vote your shares by telephone or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

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